Exhibit 10.13

EXECUTION VERSION

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of August 15, 2016 (this “Agreement”), is entered into by and between VERITONE, INC., a Delaware corporation (the “Grantor”), and ACACIA RESEARCH CORPORATION (the “Secured Party”).

RECITALS:

WHEREAS, reference is made to that certain Secured Promissory Note, dated the date hereof (as it may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Secured Promissory Note”), made by Grantor in favor of the Secured Party; and

WHEREAS, in consideration of the extensions of credit set forth in the Secured Promissory Note, the Grantor has agreed to secure the obligations payable under the Secured Promissory Note as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor and the Secured Party agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions.

(a) Terms Defined Herein. The following terms used herein shall have the following meanings:

“Agreement” as defined in the preamble hereto.

“Collateral” means the Grantor’s right, title and interest in, to and under all personal property of the Grantor whether now owned or existing or hereafter acquired or arising and wherever located, including the following: (i) Accounts; (ii) Chattel Paper; (iii) Commercial Tort Claims; (iv) Deposit Accounts; (v) Documents; (vi) General Intangibles; (vii) Goods; (viii) Instruments; (ix) Investment Property; (x) Letter-of-Credit Rights; (xi) to the extent not otherwise included above, all Supporting Obligations relating to any of the foregoing; and (xii) to the extent not otherwise included above, all Proceeds of any of the foregoing; provided, as of any date of determination, the term “Collateral” will not include any asset that is an Excluded Asset as of such date.

“Excluded Asset” means each of the following assets:

(i) any lease, license, contract, property right or agreement to which the Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest to the Secured Party with respect thereto shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (b) a breach, default or termination pursuant to the terms thereof, other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, such asset shall no longer be an “Excluded Asset” (and such security interest shall attach) immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, default or termination shall be remedied and, to the extent severable, shall attach immediately to any portion of such asset that does not result in any of the consequences specified herein;

(ii) any lease, license, contract, property right or agreement to which the Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest to the Secured Party with respect thereto is prohibited by applicable law; provided, such asset shall no longer be an “Excluded Asset” (and such security interest shall attach) immediately at such time as the grant of a security interest therein shall no longer be prohibited by applicable law; and

(iii) any “intent-to-use” trademark application, filed pursuant to Section 1(b) of the Lanham Act, 17 USC § 1051(b), prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest to the Secured Party with respect thereto would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal law.

“Grantor” as defined in the preamble hereto.

“Secured Obligations” means the payment in full when due of all outstanding principal, accrued but unpaid interest and outstanding Lender Costs under the Secured Promissory Note.

“Secured Promissory Note” as defined in the recitals hereto.

“Secured Party” as defined in the preamble hereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Delaware, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

(b) UCC Definitions. In this Agreement, each of the following terms shall have the meaning assigned thereto in the UCC: “Account”; “Chattel Paper”; “Commercial Tort Claim”; “Deposit Account”; “Document”; “General Intangible”; “Goods”; “Instrument”; “Investment Property”; “Letter-of-Credit Right”; “Proceeds”; and “Supporting Obligation”.

(c) Secured Promissory Note Definitions. All other capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Secured Promissory Note.

SECTION 2. SECURITY FOR OBLIGATIONS.

2.1. Grant of Security. As collateral security for the Secured Obligations, the Grantor hereby grants to the Secured Party a security interest in and continuing lien on all of the Collateral.

2.2. UCC Financing Statement. The Grantor hereby authorizes the Secured Party to file a financing statement naming the Grantor as “debtor” and the Secured Party as “secured party” and describing the Collateral in the office of the Secretary of State of the State of Delaware, which financing statement may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Secured Party may reasonably determine to be necessary to ensure the perfection of the security interest in the Collateral granted to the Secured Party herein, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

SECTION 3. REMEDIES.

3.1. Rights and Remedies.

(a) Generally. If any Event of Default has occurred and is then continuing, following the declaration by the Lender of a Loan Default pursuant to the Secured Promissory Note, the Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies otherwise available to it at law or in equity, all the rights and remedies of the Secured Party upon default under the UCC to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise.

(b) Public and Private Sales. The Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Secured Party shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Secured Party at such sale. The Grantor agrees that at least ten (10) Business Days’ notice to the Grantor of the time and place of any public or private sale shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

3.2. Application of Proceeds. All monies received by the Secured Party in connection with the exercise of its remedies hereunder or otherwise in respect of the Collateral shall be applied in accordance with Section 8(b) of the Secured Promissory Note.

SECTION 4. TERMINATION AND RELEASE.

Upon the payment in full of all outstanding principal and accrued but unpaid interest (by conversion pursuant to the Secured Promissory Note or otherwise) and all outstanding Lender Costs, in each case under the Secured Promissory Note, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantor. Upon any such termination the Secured Party shall execute and deliver to the Grantor or otherwise authorize the filing of such documents as the Grantor shall reasonably request, including financing statement amendments to evidence such termination.

SECTION 5. MISCELLANEOUS.

5.1. Notices. The provisions of Section 17 of the Secured Promissory Note are hereby incorporated herein, mutatis mutandis.

5.2. Amendments. This Agreement will not be amended or modified, in each case, except by a written agreement by the Grantor and the Secured Party.

5.3. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Grantor nor the Secured Party will assign any of its rights or obligations under this Agreement without the prior written consent of the other party, and any purported assignment without such consent will be void; provided that the Secured Party may assign its rights and obligations under this Agreement without the written consent of the Grantor to any Affiliate of Acacia Research Corporation (“Acacia”) (a) which is Controlled by Acacia and (b) at least a majority of the equity securities of which Acacia owns, directly or indirectly, to which it assigns its rights and obligations under the Secured Promissory Note in a permitted assignment thereof concurrently with such assignment. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

5.4. Cumulative Remedies. No delay or omission of the Secured Party under this Agreement will exhaust or impair any right or power of the Secured Party hereunder or prevent the exercise of any right or power of the Secured Party hereunder during the continuance of any Event of Default. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by applicable law.

5.5. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability will not invalidate this Agreement as a whole, but this Agreement will be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable, and the rights and obligations of the parties hereto hereunder will be construed and enforced only to such extent as will be permitted by applicable law.

5.6. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law or some other jurisdiction would ordinarily apply.

5.7. Jurisdiction. Any action with respect to this Agreement will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The Grantor and the Secured Party each hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure of service, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement may not be enforced in or by such courts.

5.8. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Grantor and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VERITONE, INC., as the Grantor

By:	/s/ John M. Markovich
Name:	John M. Markovich
Title:	Chief Financial Officer

ACACIA RESEARCH CORPORATION, as the Secured Party

By:	/s/ Clayton J. Haynes
	Name:	Clayton J. Haynes
	Title:	CFO